Exhibit 99.1
Vista.com and Source Energy Complete Merger
Combined Company to be Renamed Innuity, Inc.,
Will Offer Integrated Internet Technology Solutions for Small Businesses
SEATTLE – (Nov. 10, 2005) – Source Energy Corporation, a Utah corporation (“Source Energy”) (OTCBB: SRCX), and Vista.com, Inc., a Washington corporation (“Vista”), today announced that the merger of Vista and a subsidiary of Source Energy has been approved by Vista’s shareholders and that the merger was effective at 11:59 p.m. Pacific Time on Wednesday, Nov. 9, 2005.
After the merger, Source Energy initially will operate under the registered trade name of Innuity. Source Energy’s newly appointed Board of Directors has approved an amendment to the company’s articles of incorporation, changing its legal name to Innuity, Inc. This corporate name change and a change to the company’s trading symbol will become effective after shareholder approval has been obtained and the company has complied with certain notice and filing requirements.
Under the terms of the merger agreement, as consideration, Vista shareholders will receive one share of Innuity common stock for each share of Vista common stock held by them. Innuity also assumed all of Vista’s outstanding options, warrants, and convertible promissory notes. Vista will operate as a wholly owned subsidiary of Innuity, with the intention that Vista becomes one of Innuity’s business lines.
Innuity will offer integrated Internet technology solutions to small businesses and will be managed by the former executive team and board of directors of Vista.
“This merger with a public company rapidly accelerates our vision of helping millions of small businesses efficiently run and grow their everyday businesses,” said John Wall, new chairman and chief executive officer of Innuity. “We have two divisions in place with a total of four business lines supplying on-demand applications to small businesses, and we plan to initiate efforts to build out a third division in the near future.”

About Innuity
Headquartered in Redmond, WA, Innuity offers integrated Internet technology solutions designed to help small businesses grow their revenues, reach and serve consumers, and run everyday operations. Innuity integrates its core services and products on a proprietary Internet technology platform—a place where small businesses effectively reach and serve their consumers, efficiently conduct their operations and transactions, and seamlessly access vital information about their consumers, businesses, and partners. For more information on Innuity, go to www.innuity.com
Vista.com is a registered trademark of Vista.com, Inc., a wholly owned subsidiary of Innuity. Innuity is a registered trade name in the State of Utah.
This press release contains statements and information about management’s view of the Innuity’s future expectations, plans and prospects that constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. These statements are subject to risks and uncertainties that could cause actual results and events to differ materially from those described, including risks and uncertainties associated with the anticipated benefits of the merger, general economic conditions, Innuity’s inability to sufficiently anticipate market needs and develop products and enhancements that achieve market acceptance, higher than anticipated expenses in future quarters, and Innuity’s working capital deficit and its ability to continue as a going concern.
Media contact:
Bob Silver
MWW Group for Innuity
206-689-8505 (office)
206-355-2993 (cell)
bsilver@mww.com
IR contact:
Laurie S. Roop
Shareholder Relations
435-652-3884 (Direct office line)
laurie@shareholder-relations.net
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